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                                                                    EXHIBIT 10.1

[INSITUFORM TECHNOLOGIES, INC. LOGO]


                      2005 MANAGEMENT ANNUAL INCENTIVE PLAN

PLAN PURPOSE

     The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

ELIGIBLE EMPLOYEES

     A Committee comprised of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (the "Committee") will select participants in the Plan from the following eligible employees:

             Tier 0 - Officers
             Tier 1 - Executives
             Tier 2 - VPs and other business leaders
             Tier 3 - Department heads and other key employees
             Tier 4 - District/Area/General Managers
             Tier 5 - Select management employees

BONUS POOL

     Net Income (as hereinafter defined) for the fiscal year shall determine the total amount of the bonus pool available for payment to participants in the Plan.

     The Net Income target for 2005 is [REDACTED].

     For purposes of this Plan, "Net Income" shall be defined as "net income before extraordinary items" of the Company for the year ending December 31, 2005, which shall mean the consolidated net income of the Company during the fiscal year, as determined in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company's independent public accounting firm, but excluding:

     (i) losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation;

     (ii) gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

     (iii) gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;


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     (iv)   losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

     (v) gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

     (vi)   gains or losses from minority interests in unconsolidated entities;

     (vii) any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company;

     (viii) any income statement effect resulting from a change in generally accepted accounting principles, except to the extent the effect of such a change is already reflected in the target Net Income amount; and

     (ix) the income taxes (benefits) of any of the above designated gains or losses.

     In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the bonus pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during 2005.

ALLOCATION OF BONUS POOL

     The Committee shall recommend to the Compensation Committee how the bonus pool amount shall be allocated among the participants. The Company's Chief Executive Officer shall have final authority with respect to any decision to be made by the Committee. The Compensation Committee, in its sole discretion, shall make the final determination of how the bonus pool amount shall be allocated among the participants, after receiving and considering the recommendation of the Committee.

     The recommendation of the Committee generally will be based upon the following guidelines. However, the Committee, in its discretion, may consider other factors in making its recommendation to the Compensation Committee.

     PERFORMANCE OBJECTIVE COMPONENTS

     There generally are three categories of performance objectives, as follows:

     1.   Corporate Performance Objectives

               The corporate objective is achieving the Net Income target of [REDACTED].

     2.   Business Unit Performance Objectives

               The Committee will establish appropriate performance objectives for each business unit or area, based on factors such as, among other things, business unit net income, DSOs and safety.


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     3.   Individual Performance Objectives

               The Committee will establish appropriate individual performance goals, based on factors such as significant projects that drive business performance or improvement in efficiency or service.

               The Committee may assign a percentage of the total target individual performance incentive goals to specific and measurable objectives.

     ALLOCATION BY OBJECTIVES

     The Corporate, Business Unit and Individual Performance Objectives normally will be weighted as follows:

    ------------------------------------------------------------------------------
                                            CORPORATE      UNIT        INDIVIDUAL
    TIER   POSITION                         OBJECTIVE   OBJECTIVE      OBJECTIVE
    ------------------------------------------------------------------------------
    0      Officers                           100%           0%            0%
    ------------------------------------------------------------------------------
    1      Executives                          80%           0%           20%
    ------------------------------------------------------------------------------
    2      AVPs & Other Business Leaders       20%           80%           0%
    ------------------------------------------------------------------------------
    3      Dept. Heads & Other Key             80%           0%           20%
               Employees
    ------------------------------------------------------------------------------
    4      District/Area/General Managers      20%           80%           0%
    ------------------------------------------------------------------------------
    5      Others                              20%           0%           80%
    ------------------------------------------------------------------------------

     Each participant will have an established payout target, which target shall be expressed as a percentage of such participant's annual base salary and also shall be reviewed and approved on an annual basis by the Committee. The Compensation Committee shall approve any payout target percentage for a Tier 0 participant. The Committee will use the payout target percentages as a guideline to allocate incentive bonus amounts based upon each participant's achievement of his or her applicable individual performance objectives and the total amount of the bonus pool.

PAYMENT

     Incentive payments under this Plan are annual and will be awarded in March 2006. Participants must be employed as of October 1, 2005 and have approved Performance Objectives in order to participate in this Plan.

     Participants who leave before the payment date may not be eligible to receive any payment.

NATURE OF PLAN

     This Plan is a statement of intent and is not a contract. It is not a guarantee of employment and employment with the company remains "at will". This Plan may be modified, suspended or terminated at any time and all awards are at the discretion of the Board of Directors or the Compensation Committee. This Plan may be changed during the year without any obligation to pay for the elapsed part of the year in the manner described in the Plan. The decisions of management, the Committee, the Board of Directors and/or the Compensation Committee in administering the Plan are final and binding on all persons.